Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

MamaMancini’s Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, par value $0.001(1)	457	(c)	7,223,248	$2.44	(2)	$17,624,725	0.00011020	$1,942.24

	Total Offering Amounts									$1,942.24
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,942.24

(1)	Represents shares offered by the Selling Stockholders. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.
(2)	The proposed maximum offering price per share and in the aggregate are based on $2.44, which is the average of the high and low sale prices of the registrant’s Common Stock, as reported on The Nasdaq Stock Market on May 30, 2023, which date is within five business days prior to filing this registration statement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed
Fee Offset Claims	MamaMancini’s Holdings, Inc.	-	-	-	-	-	-	-	-